As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-75372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2726691
(State of Incorporation)	(I.R.S. Employer Identification Number)

830 Winter Street

Waltham, Massachusetts 02451

(781) 895-0600

(Address of Principal Executive Offices)

RESTATED STOCK OPTION PLAN

(Full Title of the Plan)

Daniel M. Junius

President and Chief Executive Officer

ImmunoGen, Inc.

830 Winter Street

Waltham, Massachusetts 02451

(781) 895-0600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

ImmunoGen, Inc. (the “Company”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-75372), filed with the Securities and Exchange Commission on December 18, 2001 by the Company (the “Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for issuance under the Company’s Restated Stock Option Plan, as amended (the “Restated Stock Option Plan”).  An aggregate of 2,500,000 shares of Common Stock were registered for issuance under the Restated Stock Option Plan pursuant to the Registration Statement.

On November 14, 2006, the Company’s shareholders approved the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”), which replaced the Restated Stock Option Plan as of the date of approval.  Following the approval of the 2006 Plan, no future awards were allowed to be made under the Restated Stock Option Plan.  The maximum number of shares of Common Stock reserved and available for issuance under the 2006 Plan included 500,000 shares available for grant under the Restated Stock Option Plan as of the effective date of the 2006 Plan (the “Original Carried Forward Shares), plus the number of shares underlying any grants previously made under the Restated Stock Option Plan that are forfeited, canceled or terminated (other than by exercise) from and after November 11, 2006.  The Original Carried Forward Shares included 111,245 shares registered under the Registration Statement, which were deregistered pursuant to Post-Effective Amendment No. 1 to the Registration Statement filed on November 30, 2007.  An additional 863,752 shares registered under the Registration Statement have been included in the shares reserved for issuance under the 2006 Plan as a result of forfeiture, cancellation or termination (other than by exercise) of previously-made grants under the Restated Stock Option Plan during the period between November 1, 2007 and October 31, 2012, of which 185,444 shares were deregistered pursuant to Post-Effective Amendment No. 2 to the Registration Statement filed on November 21, 2008, 356,408 shares were deregistered pursuant to Post-Effective Amendment No. 3 to the Registration Statement filed on November 23, 2010, and 321,900 shares (the “Third Additional Carried Forward Shares”) are hereby deregistered.  Additional shares reserved for issuance under the Restated Stock Option Plan may become available in the future as a result of the forfeiture, cancellation or termination of awards (other than by exercise) under the Restated Stock Option Plan, and these additional shares will be included in the shares reserved for issuance under the 2006 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 4 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the Third Additional Carried Forward Shares for issuance pursuant to the 2006 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, the Commonwealth of Massachusetts on this 21st day of November, 2012.

IMMUNOGEN, INC.

By:	/s/ Daniel M. Junius
Daniel M. Junius
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Junius	President, Chief Executive Officer and Director	November 21, 2012
Daniel M. Junius	(Principal Executive Officer)

/s/ Gregory D. Perry	Executive Vice President, Chief Financial Officer,	November 21, 2012
Gregory D. Perry	and Treasurer
(Principal Financial and Accounting Officer)

/s/ Stephen C. McCluski	Chairman of the Board of Directors	November 21, 2012
Stephen C. McCluski

/s/ Mark Goldberg	Director	November 21, 2012
Mark Goldberg

/s/ Dean J. Mitchell	Director	November 21, 2012
Dean J. Mitchell

/s/ Nicole Onetto	Director	November 21, 2012
Nicole Onetto

/s/Kristine Peterson	Director	November 21, 2012
Kristine Peterson

/s/ Howard H. Pien	Director	November 21, 2012
Howard H. Pien

/s/ Mark Skaletsky	Director	November 21, 2012
Mark Skaletsky

/s/ Joseph J. Villafranca	Director	November 21, 2012
Joseph J. Villafranca

/s/ Richard J. Wallace	Director	November 21, 2012
Richard J. Wallace

EXHIBIT INDEX

Exhibit No.	Description

23.1*	Consent of Ernst & Young LLP

* Filed herewith